UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 27, 2005

Chiquita Brands International, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

New Jersey	1-1550	04-1923360
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

250 East Fifth Street, Cincinnati, Ohio		45202
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	513-784-8000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.06 Material Impairments.

On November 27, 2005, management of Chiquita Brands International, Inc. (the "Company") determined that, as a result of severe flooding in Honduras caused by Tropical Storm Gamma, it will record an impairment charge in the fourth quarter of 2005. The Company’s preliminary estimate of the amount of the mostly noncash charge is in the range of $13-18 million. The charge results primarily from (i) destruction of banana plants, which are not covered by insurance, and (ii) damage to insured buildings, equipment and other improvements and infrastructure, for which the Company will have a $5 million deductible.

The entire region near San Pedro Sula, Honduras sustained significant flooding damage from rains brought by Tropical Storm Gamma from November 16-19, 2005. Approximately 1,600 hectares (4,000 acres) of the Company’s banana farms have been affected. The floodwaters have not yet fully receded, and the Company is still assessing the damage. The Company has not yet determined whether it will replant the affected farms.

Reference is made to the Company’s press release describing the flooding damage, attached as Exhibit 99.1

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release of the Company issued on November 30, 2005

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chiquita Brands International, Inc.

November 30, 2005	By:	/s/ Robert W. Olson

Name: Robert W. Olson
Title: Senior Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Press Release